EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2009 (the “Effective Date” by and among Eric Schmidt an individual currently serving as the CEO of IB3 Networks, Inc. (“Executive”), and IB3 NETWORKS,  Inc., a Nevada Corporation (“Company”).  Company and IB3 are collectively referred to herein as the “Parties.”  In consideration of the mutual terms and conditions as stated herein, the sufficiency of which is hereby acknowledge, Company and IB3 agree as follows:

1. Employment

a. The Company agrees to continue to employee Executive, and Executive agrees to continue in the employment of at the Company, serving as the Company’s CEO.  In that position, Executive shall render to the Company such administrative and management services as are customarily performed by persons situated in a similar executive position, and also perform such other duties and serve in such other positions as the Company reasonably directs from time to time.  Executives shall devote Executive’s entire business time, attention, skill, and energy exclusively to the business of the company, shall use Executive’s best efforts to promote the success of the Company’s business, and shall cooperate fully in the advancement of the best interests of the Company.  This agreement replaces the existing employment contract for Executive to serve as President of iBeam Solutions, LLC, a wholly owned subsidiary of IB3 Networks, Inc.  All compensation due Executive under the previous employment agreement will be paid in full upon completion of One Million Dollars (1,000,000) in financing.  Executive will also serve as acting President of iBeam Solutions LLC under the terms of this agreement.

2.	Compensation and Benefits

a.           Compensation and Benefits based upon iB3 Networks, Inc.  Executive shall be entitled to the following compensation if iB3 Networks and its subsidiaries (the “Combined”) satisfies the following criteria:

i. Signing of the Employment contract.  Upon signing of the Employment contract and agreeing to serve as iB3 Networks CEO, Erick Schmidt will receive five hundred thousand (500,000) shares of common stock of iB3 Networks, Inc.
ii. For agreeing to remain Chairman of the Board, Eric Schmidt will received two hundred and fifty thousand (250,000) shares of common stock of iB3 Networks, Inc.
iii. For past compensation for serving as acting CEO and Chairman of iB3 Networks, Eric Schmidt will receive two hundred and fifty thousand (250,000) shares of common stock of iB3 Networks, Inc.

b. Compensation and Benefits based upon Gross Revenue  In the event the combined achieves Gross Revenue equals or exceeds Two Million Dollars ($2,000,000) for each of its fiscal years IB3 shall issue One Hundred Fifty Thousand (150,000) shares of IB3 common stock to the Executive for every additional One Million Dollars ($1,000,000) of Gross Revenue recorded during the Company’s fiscal year.  Notwithstanding the prior sentence, the Company shall not issue more than Seven Hundred Fifty Thousand (750,000) shares to the Executive pursuant to the provisions of this Section 2(b).  Gross Revenue is defined as all income received by the Combined for the sales of its goods and services.

c. Bonus Compensation based on Net Operating Cash Flow.  At the end of the Company’s second and fourth fiscal quarters, the Company shall pay to the Executive a cash bonus equal to one half (1/2) of one percent (1%) of the Company’s Net Operating Cash Flow for the just completed and prior fiscal quarter.  Net Operating Cash Flow shall be defined as the Gross Revenue from the Company’s operations less the portion thereof used to pay or establish services for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Company’s Board of Directors.  “Net Operating Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances.

d. Stock Options Compensation.  IB3 shall issue the following stock options to the Executive:

(i)
At the Exercise Time, for the purchase price of Fifty cents ($0.50) per share of IB3 common stock, the Executive shall have the option to purchase an amount of shares of common stock of IB3 equal to One percent (1%) of the IB3’s shares of common stock outstanding at the Effective exercise date outstanding Stock should be looked at the Exercise time.  The Exercise Time is defined as two (2) years from the Effective Date.

(ii)
In the event that Two Million Dollars ($2,000,000) is an amount that equals or exceeds Fifteen percent (15%) of the Company’s earnings before interest expense, taxes, depreciation and amortization based on an independent audit (“EBITDA”) for the first two fiscal years from the Effective Date, then at the end of the second fiscal year, the Executive, for the purchase price of Fifty cents ($0.50) per share of IB3 common stock, shall have the option to purchase an amount of shares of common stock of IB3 equal to One percent (1%) of IB3’s shares of common stock outstanding at the Effective Date.

e. Monthly Compensation.  The monthly compensation of the Executive shall be as follows:

(i)
Compensation for each month from the Effective Date, the Executive shall receive a cash salary of Fifteen Thousand Dollars ($15,000) per month, $10,000 per month for serving as CEO of iB3 Networks, Inc. and $5,000 per month payable by iBeam Solutions to Executive for serving as Acting President of iBeam Solutions.

(ii)
Notwithstanding the provisions of Section 2(e)(i)-(iii), if IB3 fails to place at least One Million dollars ($1,000,000) of Securities (as hereinafter defined) in the Private Placement dated December 2008 (as hereinafter defined), the Executive shall not receive payment in cash for services to iB3, but shall instead receive an amount of shares of IB3 common stock equal to the cash payment due form iB3 Networks, Inc. that Executive was slated to receive for the portion due from iB3 pursuant to Section 2(e)(i), (ii) or (iii), respectively.  The value of a share of stock shall be the average closing price of a share of stock of the Company for the last ten (10) business days of the calendar month for which the compensation is being paid.  If the Executive is issued stock pursuant to this Section 2(e)(v), then if the shares of stock have not been registered, the IB3 shall register such shares in an S-8 registration statement.  IB3 will also assume all tax liabilities associated with such transaction.

(f)           Success Fee.  IB3 is conducting a private placement of up to Five Million dollars ($5,000,000) of any capital stock (common, preferred, preference or otherwise) or other equity or ownership interest in IB3 (the “Private Placement”) and any securities, warrants, options or other rights to acquire any such capital stock or other equity or ownership interest (the “Securities”).  As a direct result of Eric Schmidt’s efforts and contacts, if IB3 shall pay to Executive a fee (each, a “Success Fee”) in an amount equal to ten percent (10%) of the gross proceeds raised by IB3 for each sale of the Securities to 1) the Executive or 2) any purchase who purchased the Securities in IB# as a result of the purchase’s prior relationship with the Executive.  The Executive shall be entitled to a Success Fee for every One Million dollars ($1,000,000) of Securities raised in the Private Placement 10% of all funds he raises, but has to raise a minimum of $1MM before payments start.  Each Success Fee shall, at the option of the Executive, be payable in (i) cash; (ii) shares of Common Stock in an amount equal to the Success Fee; the value of a Security shall be the average closing price of a Security for the ten (10) business days prior to the Closing date; or (iii) a combination of cash and shares of the Securities.

(g)           Annual Review.  One (1) year from the Effective Date, the Company shall review the Executive’s compensation, and may adjust it accordingly.

3.	Termination of Employment

Executive’s employment with the Company may be terminated at any time and for any reason by the Company upon thirty (30) days written notice to Executive or by Executive upon thirty (30) days written notice to the Company.  Except as otherwise expressly provided in this Agreement or required by law, the Company’s obligations under this Agreement will automatically terminate upon the termination of executive’s employment with the Company and Executive will have no obligation or duty to further serve the Company in any capacity, nor will the Company be under any obligation to make any further payments or provide any further benefits to Executive except as expressly provided for hereunder or otherwise by applicable law.  Any compensation due Executive from iB3 Networks, Inc. and/or its subsidiaries will be paid in cash to Executive within 10 days of termination of Employment.

4.	Termination Payments

Upon termination of Executive’s employment, Executive will resign all positions of any kind held with the Company and its affiliates, and, if the Company terminated the Executive, the Company will be obligated to provide Executive only a prorated amount of the salary due him pursuant to Section 2(e) through the date of termination; the Executive shall not be due any payments which might otherwise be due pursuant to 2(b)-(d).

5.	Miscellaneous

a. Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of (i) of the Company and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives.  This Agreement is not assignable by Executive.

b. Notices.  All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either Party any designate by like notice:

If to IB3.  to:  IB3 Networks, Inc., c/o of Eric V. Schmidt, 10 South High Street, Canal Winchester, Ohio  43110

If to Executive, to:  Eric Schmidt, 17100 Sam Carr Road, Laurelville, Ohio  43135

c. Entire Agreement: Modification.  This Agreement contains the entire agreement of the Parties about the subjects in it, and it replaces all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either Party.  No supplement, modification or amendment to this Agreement will be effective and binding unless the same is contained in a writing accepted and duly executed by the Parties.

d. Paragraph Headings.  The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

e. Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

f. Governing Law.  This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

g. Arbitration of Certain Disputes.  All disputes under paragraphs 1, 2, 3 or 4 will be settled conclusively and without right of appeal therefrom by arbitration in Franklin County, Ohio, before a single arbitrator, pursuant to the Rules of Commercial Arbitration of the American Arbitration association (the “AAA”).  The arbitrator will be selected by the joint agreement of the Parties, but if the Parties do not so agree within ten (10) calendar days after notice from either Party to the other Party that it is instituting arbitration, the Parties will request from the AAA a panel of 7 arbitrators from which the Parties will alternately strike names until a single arbitrator has been selected.  The initial strike will be determined by the flip of a coin.  The Parties will conduct discovery in such proceedings in accordance with and the Arbitrator will enforce the time periods and principles set forth in Rules 26 through 37 of the Federal Rules of Civil Procedure, as they may be amended from time to time.  Each Party will pay its own its own expenses of Arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including attorney fees) and of the arbitrator as the arbitrator deems appropriate.  The arbitrator may not award either Party punitive or consequential damages.

h. Jurisdiction and Venue in Judicial Proceedings.  Any judicial action (not otherwise subject to arbitration under paragraph 6(g) above) and arising under this Agreement or otherwise in connection with Executive’s employment hereunder, and not otherwise prohibited by this Agreement, will be instituted only in state and/or federal courts located in Ohio.  The Parties hereby expressly consent to the jurisdiction of and waive any objection to venue in such courts.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first hereinabove written.

IB3 Networks, Inc.

By: /s/Michael Jacobson
Name: Michael Jacobson
Title: Board Member

By: /s/Eric Schmidt
Eric Schmidt, an individual